Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. DeVellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE

ICAGEN ANNOUNCES FILING OF IND FOR ICA-105665,

A NOVEL COMPOUND FOR THE TREATMENT OF EPILEPSY

RESEARCH TRIANGLE PARK, N.C. (July 24, 2007) – Icagen, Inc. (NASDAQ: ICGN) today announced that it has filed an Investigational New Drug application, or IND, with the U.S. Food and Drug Administration for ICA-105665, a novel small molecule compound for the treatment of epilepsy.

ICA-105665 is an activator of subtypes of KCNQ ion channels, which are attractive targets for the treatment of epilepsy based on their function and genetic linkage to a seizure disorder. In preclinical studies ICA-105665 was active in animal models predictive of efficacy for the treatment of partial seizures, generalized seizures and treatment-resistant seizures. In addition, ICA-105665 has also been shown to have activity in models of neuropathic and inflammatory pain.

“We are pleased to file an IND for ICA-105665,” noted Seth V. Hetherington, SVP of Clinical Development and Regulatory Affairs at Icagen. “KCNQ channels are particularly promising targets for the treatment of epilepsy, and, provided that our IND is accepted, we believe that ICA-105665 will be the only compound selective for KCNQ channels currently in clinical development. We are especially encouraged by the broad spectrum efficacy of ICA-105665, as well as its favorable safety profile in animal studies to date.”

ICA-105665 will be administered orally and is intended to be developed as a chronic therapy for patients with epilepsy. Provided that the IND is accepted, during the third quarter of 2007 Icagen plans to initiate a Phase I clinical trial, which will be a double-blind, placebo controlled study conducted in healthy male volunteers to assess the safety, tolerability and pharmacokinetics of the compound.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina,

focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain, inflammation, sickle cell disease, atrial fibrillation, dementia, including Alzheimer’s disease, and attention deficit / hyperactivity disorder.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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